                                                                   Exhibit 99.01
CERIDIAN CORPORATION
SAVINGS AND INVESTMENT PLAN


                         FIFTH DECLARATION OF AMENDMENT

Pursuant to the retained power of amendment contained in Section 10.2 of the Ceridian Corporation Savings and Investment Plan (the "Plan"), as restated effective generally as of January 1, 2001, the undersigned hereby amends Section
3.3. of the Plan in the manner set forth below:

         3.3.     ROLLOVERS.

                  (a) With the prior consent of the Administrator, an Active Participant may contribute to the Trust, in a direct rollover pursuant to Code section 401(a)(31) or within 60 days of receipt:

                           (i) an amount paid or distributed out of an individual retirement account to which the only contributions have been one or more Eligible Rollover Distributions; or

                           (ii) an Eligible Rollover Distribution from such a qualified plan.

                  (b) Except as provided in Section 3.3(c), any contribution to the Trust pursuant to this section must be made in cash and will be added to the Participant's Rollover Account.

                  (c) In the case that an Affiliated Organization acquires the some or all of the assets or stock of a business organization, or engages in a similar transaction, the Administrator may allow an individual who was previously employed by such business organization immediately before the transaction and who is employed by a Participating Employer immediately thereafter as a Qualified Employee, to make all or a portion of any contribution to the Trust pursuant to this section in the form of a promissory note evidencing a plan loan from a prior plan sponsored by such business organization, provided that:

                           (i) the Administrator has no reason to believe that the loan does not otherwise satisfy the requirements or Code section 72(p);

                           (ii) the Administrator has no reason to believe that an event of default with respect to the terms of the loan has occurred, or if such an event has occurred, the event of default was not corrected within the terms of the loan;

                           (iii) the promissory note will remain outstanding in accordance with the terms of the note, and those terms are not inconsistent with the administration of the Plan, or are subsequently revised to be consistent with the administration of the Plan;

                           (iv) the payee of the promissory note once it is rolled over into the Plan shall be the Trust;

                           (v) the outstanding balance of the plan loan at the time it is rolled over into the Plan is at least $1,000.00;

                           (vi) the payment of the rolled over promissory note will be applied towards the Participant's Rollover Account;

                           (vii) such plan loan will be subject to Plan Rules once it is rolled into the Plan.

This amendment is effective as of November 20, 2002.


IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed by its duly authorized officers this 31st day of December, 2002.

                                                 CERIDIAN CORPORATION


Attest:  /s/ William E. McDonald                 By  /s/ Shirley J. Hughes
         -----------------------------------         ---------------------------
         Deputy Secretary                            Senior Vice President